UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2011

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On December 5, 2011, XenoPort, Inc. (“XenoPort” or the “Company”) announced preliminary top-line results of a Phase 2, randomized, crossover clinical trial that compared optimized treatment with either Sinemet (immediate-release levodopa/carbidopa) or XP21279 co-formulated with carbidopa in advanced Parkinson’s disease patients with motor fluctuations. XP21279/carbidopa dosed three times per day reduced mean daily “off time” by 46% compared to baseline when the patients were taking their pre-trial Sinemet dosing regimen. However, in the primary analysis of the trial, the improvement with XP21279/carbidopa was not statistically better than the improvement seen with optimized Sinemet dosed four or five times per day during the double-blind phase of the trial. XenoPort also announced that they will defer further investment in the XP21279 program while they conduct further analysis of the data from the trial and discuss the results with Parkinson’s disease experts and potentially with regulatory authorities.

The trial enrolled subjects at 12 U.S. sites who were on a stable regimen of Sinemet dosed four or five times per day. Subjects were required to have “off time” in at least half of the inter-dose intervals between the first and last daily doses of Sinemet and an average daily “off time” greater than or equal to two hours during the three day baseline assessment period.

The trial consisted of an open-label, crossover optimization phase followed by a double-blind, crossover treatment phase. Thirty-five subjects entered the open-label phase of the trial, during which doses of Sinemet and XP21279/carbidopa were each optimized for two weeks in a random order using the same protocol-specified guidelines. For Sinemet, doses were optimized while maintaining the same four or five times per day dosing frequency that the subject was taking during the baseline period. For XP21279/carbidopa, doses were optimized using a fixed three times per day regimen. Qualified subjects then entered the double-blind phase, during which they received the optimized doses of Sinemet and XP21279/carbidopa for two weeks each in random order.

The primary analysis was performed on the difference between Sinemet and XP21279/carbidopa in the change from baseline in mean daily “off time” at the end of each period during the double-blind phase of the trial. The efficacy analysis included 28 subjects who completed the double-blind phase of the trial. The baseline mean daily “off time” for the analysis population was 6.4 hours. At the end of the open-label phase, mean daily “off time” was reduced from baseline by 2.0 hours for Sinemet compared to 3.4 hours for XP21279/carbidopa. At the end of the double-blind phase, mean daily “off time” was reduced from baseline by 2.6 hours for Sinemet compared to 2.9 hours for XP21279/carbidopa. The mean difference between Sinemet and XP21279/carbidopa at the end of the double-blind phase of the trial was not statistically significant.

Robustness analysis included in the pre-specified statistical plan identified four subjects with outlier “off-time” values based on predefined criteria and evaluated the impact of these subjects on the trial results. Excluding these subjects, the baseline mean daily “off time” was 6.1 hours. At the end of the open-label phase, mean daily “off time” was reduced from baseline by 1.9 hours for Sinemet compared to 3.5 hours for XP21279/carbidopa. At the end of the double-blind phase, mean daily “off time” was reduced from baseline by 2.4 hours for Sinemet compared to 3.3 hours for XP21279/carbidopa. Excluding these outliers, the mean difference between Sinemet and XP21279/carbidopa at the end of the double-blind phase of the trial was statistically significant (p<0.05).

All treatment-emergent adverse events were mild to moderate in severity. During the double-blind phase of the trial, dyskinesias were the most common adverse event. The incidence of new or worsening dyskinesias during the double-blind phase of the trial was 11% for Sinemet and 13% for XP21279/carbidopa. There were no serious adverse events.

The trial employed a bi-layer tablet formulation containing both XP21279 and carbidopa. Pharmacokinetic analyses were performed on a subset of subjects during the open-label phase of the trial. The preliminary results indicate that the bi-layer tablet formulation provided a sustained levodopa exposure that was consistent with XenoPort’s prior open-label trial that utilized separate extended-release XP21279 and commercially-available carbidopa tablets.

This report contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s future clinical development and regulatory plans for XP21279; the therapeutic and commercial potential of XP21279; and the suitability of XP21279 as a treatment for patients with Parkinson’s disease. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “potentially,”

“will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that any future development of XP21279 for Parkinson’s disease may not demonstrate safety and efficacy and risks related to the uncertain therapeutic and commercial value of XP21279 and XenoPort’s need for additional funding. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on November 4, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: December 5, 2011	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer